As filed with the Securities and Exchange Commission on January 25, 2022

Registration No. 333-236377
Registration No. 333-253634

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-236377
FORM S-8 REGISTRATION STATEMENT NO. 333-253634

UNDER THE SECURITIES ACT OF 1933

CASPER SLEEP INC.
(Exact name of registrant as specified in its charter)

Delaware	46-3987647
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three World Trade Center 175 Greenwich Street, Floor 40 New York, New York	10007
(Address of Principal Executive Offices)	(Zip code)

Casper Sleep Inc. 2014 Equity Incentive Plan
Casper Sleep Inc. 2015 Equity Incentive Plan
Casper Sleep Inc. 2020 Equity Incentive Plan
Casper Sleep Inc. 2020 Employee Stock Purchase Plan
(Full title of the plan)

Emilie Arel
President and Chief Executive Officer
Casper Sleep Inc.
Three World Trade Center
175 Greenwich Street, Floor 40
New York, New York 10007
(Name and address of agent for service)

(347) 941-1871
(Telephone number, including area code, of agent for service)

with copies to:

Marc D. Jaffe, Esq.
Ian D. Schuman, Esq.
Adam J. Gelardi, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Casper Sleep Inc. (the “Company”):

•    Registration Statement No. 333-236377, originally filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2020, which registered 3,132,291 of common stock of the Company (the “Shares”) for issuance under the Casper Sleep Inc. 2020 Equity Incentive Plan (the “2020 Incentive Plan”), 626,458 Shares for issuance under the Casper Sleep Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”), 963,731 Shares for issuance under the Casper Sleep Inc. 2014 Equity Incentive Plan (the “2014 Incentive Plan”) and 4,826,993 Shares for issuance under the Casper Sleep Inc. 2015 Equity Incentive Plan (the “2015 Incentive Plan”), in each case, as may be amended and/or restated from time to time; and

•     Registration Statement No. 333-253634, originally filed with the Commission on February 26, 2021, which registered an additional 2,026,870 Shares for issuance under 2020 Incentive Plan.

On January 25, 2022, pursuant to an Agreement and Plan of Merger, dated November 14, 2021, by and among the Company, Marlin Parent Inc., a Delaware corporation (“Parent”), and Marlin Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements. The Company, by filing these Post-Effective Amendment No. 1 to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York on the 25th day of January, 2022.

CASPER SLEEP INC.

By:	/s/ Michael Monahan
Name:	Michael Monahan
Title:	Chief Financial Officer and Secretary

Note: In reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1.